Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT Michael Hammond 402-691-4000 michael.hammond@gordmans.com

Gordmans Names Geoffrey Ayoub Senior Vice President of Planning, Allocation and Analysis

OMAHA, Neb. – May 14, 2013: Gordmans, Inc., a Nebraska-based apparel and home décor retailer, has named Geoffrey Ayoub senior vice president of planning, allocation and analysis.

Mr. Ayoub joins Gordmans from EDCON, a South African-based retailer operating over 1,000 stores in multiple retail formats throughout five countries with annual sales exceeding $2 billion. At EDCON, he served as chief planning officer responsible for all aspects of merchandise planning, allocation, replenishment and merchandise analysis. He evaluated company capabilities and industry trends to develop strategic initiatives that drove revenue growth, expense savings and improved inventory management.

“Geoff has comprehensive expertise in developing innovative strategies and processes to achieve significant sales growth objectives,” said Jeff Gordman, president and CEO. “He is adept at leveraging technology to optimize sales and planning and allocation-related processes. Geoff’s planning acumen will help drive Gordmans’ continued expansion in both new and existing markets.”

Prior to EDCON, Mr. Ayoub was senior vice president of business planning and integration with Home Shopping Network, for which he led the merchandise and show planning and new business processes. He also held several positions with J.C. Penney, the last of which was vice president of business process development responsible for new business systems to support product sourcing, merchandise planning, allocation and supply chain optimization. Prior to JCP, Mr. Ayoub spent seven years with Limited Brands, the capstone of which was leading the planning, reporting and analysis processes for the Limited Stores Division.

Mr. Ayoub earned a bachelor’s degree in Economics from the University of Pittsburgh and an M.B.A. degree from Texas A&M University.

ABOUT GORDMANS, INC.

Gordmans (NASDAQ: GMAN) features a large selection of the latest name brands, fashions and styles at up to 60 percent off department and specialty store prices every day. The wide range of merchandise includes apparel for all ages, accessories, footwear, home decor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans operates 86 stores in 48 markets and 18 states. Gordmans is ranked No. 29 on the 2012 Forbes magazine list of America’s 100 best small-cap companies. For more information about Gordmans, visit gordmans.com. Join the conversation on Gordmans’ Facebook page and Twitter, @gordmans.